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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2003, among NCO Group, Inc., a Pennsylvania corporation (the "Parent"), NCPM Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and NCO Portfolio Management, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Boards of Directors of the Parent, the Purchaser and the Company have approved the merger of the Company with and into the Purchaser (the "Merger"), upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereby.

                  NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER


         1.1. The Merger. (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, and in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), the parties hereto shall cause the Company to be merged with and into the Purchaser, and the Purchaser shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Company shall cease.

         (b) The Surviving Corporation, by virtue of the Merger, shall change its name to that of the Purchaser and shall possess all the property, rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and the Purchaser.

         1.2. Certificate of Incorporation. Subject to Section 6.9(a) hereof, the Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to NCO Portfolio Management, Inc., until thereafter amended in accordance with provisions thereof and as provided by law.

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         1.3. By-Laws. Subject to Section 6.9(a) hereof, the By-Laws of the
Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to NCO Portfolio Management, Inc., until thereafter amended, altered or repealed as provided therein and by law.

         1.4. Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the directors, of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         1.5. Effective Time. The Merger shall become effective at the time when a properly executed certificate of merger (the "Certificate of Merger"), together with any other documents required by law to effectuate the Merger, shall be filed and recorded with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251 of the DGCL. The Certificate of Merger shall be filed in accordance with Section 103 of the DGCL as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."


                                   ARTICLE II

                              CONVERSION OF SHARES


         2.1. Company Common Stock. (a) Each share (a "Share") of common stock, par value $0.01 per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that number of fully paid and non-assessable shares of the common stock, no par value per share, of the Parent ("Parent Common Stock"), as follows (hereinafter the "Exchange Ratio"): (i) except as provided in clause (ii), the Exchange Ratio shall be 0.36187; and (ii) if the Parent Common Stock Value is less than $21.50, Parent may elect, at its sole option, to adjust the Exchange Ratio to an amount equal to $7.78021 divided by the Parent Common Stock Value, rounded to five decimal places (together with any cash in lieu of such fractional shares of Parent Common Stock to be paid pursuant to Section 2.2, the "Merger Consideration").

         (b) Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

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         (c) Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

         (d) At the Effective Time the holders of certificates representing Shares shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration and for such rights, if any, as they may have pursuant to the DGCL.

         2.2. Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of the Parent. In lieu of a fractional interest in a share of Parent Common Stock, each holder of Shares exchanged pursuant to
Section 2.1 who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Parent Common Stock Value.

         2.3. Anti-Dilution Provisions. The Exchange Ratio shall be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Shares and the shares of Parent Common Stock where the record date occurs prior to the Effective Time; provided that the Exchange Ratio shall not be adjusted as a result of Parent Common Stock issued in connection with the acquisition of RMH Teleservices, Inc. or any other Person.

         2.4. Purchaser Common Stock. Each share of common stock, par value $0.01 per share ("Purchaser Common Stock"), of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

         2.5. Exchange of Shares. (a) Prior to the Effective Time, the Parent shall deposit in trust with an exchange agent designated by the Purchaser and reasonably satisfactory to the Company (the "Exchange Agent"), shares of Parent Common Stock in an amount sufficient for the purpose of exchanging Parent Common Stock for Common Stock pursuant to Section 2.1(a) plus sufficient cash to make the payments required under Section 2.2 (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, issue the shares of Parent Common Stock out of the stock portion of the Exchange Fund and make the payments provided for in Section 2.2 of this Agreement out of the cash portion of the Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $5,000,000,000. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

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         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock equal to the product of the number of Shares represented by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the shares of Parent Common Stock or the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Shares owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or Company Subsidiaries) shall represent for all purposes the right to receive the number of shares of Parent Common Stock equal to the product of the number of Shares evidenced by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, without any interest thereon.

         (c) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the Surviving Corporation or the Parent, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration pursuant to this Agreement.

         (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Merger Consideration pursuant to this Agreement.

         (e) Any portion of the Exchange Fund which remains unclaimed by the stockholders of the Company for one year after the Effective Time (including any interest received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any stockholders of the Company who have not theretofore complied with Section 2.5(b) and/or this Section 2.5(e) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their proportionate claim for the Merger Consideration plus cash in lieu of fractional shares, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

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         2.6. Employee Stock Options. The Company's 2000 Stock Option Plan (the
"Company Option Plan") and all options to acquire Shares granted pursuant to the Company Option Plan that are issued and outstanding immediately before the Effective Time (collectively, the "Plan Options"), and options to acquire shares that are issued to directors of the Company and outstanding immediately before the Effective Time (the "Director Options" and together with the Plan Options, the "Options") shall be assumed by the Parent at the Effective Time and shall continue in effect, as an option plan of Parent and as options issued by Parent, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Time (and each Option that prior to the Effective Time, is or as a result of the Merger becomes fully vested and exercisable as a result of the Merger shall continue as a fully vested and exercisable option of Parent), subject to the adjustments set forth in this
Section 2.6. At the Effective Time, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of Parent Common Stock (rounded off to the nearest whole number of shares) equal to the number of Shares issuable upon exercise of such Option immediately before the Effective Time, multiplied by the Exchange Ratio, and (b) the exercise price per share of Parent Common Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per Share under such Option immediately before the Effective Time, divided by the Exchange Ratio.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Company SEC Filings, the Company represents and warrants to the Parent and the Purchaser as follows:

         3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company Subsidiaries which is a corporation is duly organized, and each of the Company Subsidiaries which is a limited partnership is duly formed, and each of the Company Subsidiaries is validly existing and in good standing, in each case under the laws of the jurisdictions of its incorporation or formation, as the case may be, except where the failure of any Company Subsidiary to be duly organized or duly formed or validly existing and in good standing, when combined with all other such failures, would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.



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         3.2. Capitalization. (a) The authorized capital stock of the Company consists of (a) 35,000,000 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, there are 13,576,519 shares issued and outstanding, 3,000,000 shares reserved for issuance under the Company Option Plan, and no shares held in the Company's treasury, and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"), of which as of the date hereof, none were issued or outstanding. No other capital stock or other security of the Company is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except for outstanding options to acquire not more than 715,500 shares issued pursuant to the Company Option Plan and, there are not now, and at the Effective Time there will not be, any securities, options, warrants, calls, subscriptions, preemptive rights, earn-outs or other rights or other agreements or commitments whatsoever obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock or other securities of the Company or any of the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such agreement or commitment.

         (b) There is no shareholder rights plan (or similar plan commonly referred to as a "poison pill") or similar existing agreement or plan under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

         3.3. Authorization of this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and, subject to approval by the stockholders of the Company, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors, the Board of Directors has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby and thereby, and, except for the adoption of this Agreement by the stockholders of the Company and the filing and recordation of the appropriate merger documents required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser) this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 203 of the DGCL does not apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.

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         3.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"),
(ii) the filing and recordation of appropriate merger documents as required by the DGCL and, if applicable, the laws of other states in which the Company is qualified to do business, and (iii) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or on the business or financial condition of the Company and the Company Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws of the Company.

         3.5. Information in Proxy Statement/Prospectus, Registration Statement. None of the information supplied by the Company for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the time the S-4 Registration Statement becomes effective, at the date of mailing of the Proxy Statement/Prospectus to Company stockholders and Parent shareholders and at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to portions of the S-4 Registration Statement or the Proxy Statement/Prospectus prepared by or on behalf of Parent or Purchaser or statements made therein based on information supplied by Parent or Purchaser for inclusion in the Proxy Statement/Prospectus.

         3.6. Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of JMP Securities LLC dated as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares, other than the Parent.

         3.7. Finders and Brokers. Except for fees payable to JMP Securities LLC for services as are set forth in the engagement letter previously provided to Parent, no agent, investment banker, broker, finder, intermediary or other Person acting on behalf of the Company or any of the Company Subsidiaries, is or shall be entitled to any financial advisory, brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent a copy of all commitments, agreements or other documentation in respect of which fees, commissions or other amounts may become payable to, and all indemnification and other contracts related to the engagement of, JMP Securities LLC.

         3.8. Disclosure. No representation or warranty by the Company in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which would reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Filings or in this Agreement.

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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND THE PURCHASER

                  Except as set forth in the Parent SEC Filings, the Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         4.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Purchaser and each of the other Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Parent, the Purchaser and the other Parent Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Parent, the Purchaser and the other Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Except as and to the extent set forth in the Parent SEC Filings, the Parent owns beneficially and of record directly or indirectly all of the issued and outstanding capital stock of each of the Parent Subsidiaries, free and clear of any liens, claims, charges, mortgages or other encumbrances.

         4.2. Capitalization. The authorized capital stock of the Parent consists of (a) 50,000,000 shares of Parent Common Stock of which, as of September 30, 2003, there are 25,973,850 shares issued and outstanding, approximately 8,113,000 shares reserved for issuance in connection with the exercise of outstanding options under Parent's stock option plans, outstanding warrants and outstanding convertible notes, and no shares held in the Parent's treasury, and (b) 5,000,000 shares of preferred stock, of which as of the date hereof, no shares were issued or outstanding. No other capital stock of the Parent is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock that will be issued in connection with this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable.

         4.3. Authorization of this Agreement. Each of the Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of Parent, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent's and the Purchaser's respective Board of Directors, each of the Board of Directors of the Parent and the Purchaser has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby, and, no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser, and this Agreement constitutes a valid and binding agreement of the Parent and the Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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         4.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act and the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and, if applicable, the laws of other states in which the Parent or the Purchaser is qualified to do business, and (iii) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby or on the business or financial condition of the Parent, the Purchaser and the other Parent Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by either the Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws of the Parent or the Purchaser, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, loss of material benefits or acceleration or give to any Person any interest in or result in the creation of any Lien upon any of the properties or assets of the Parent, the Purchaser or any of the other Parent Subsidiaries, with or without notice or lapse of time, or both, under the Certificate of Incorporation or the By-Laws of the Parent or the Purchaser or any note, bond, mortgage, indenture, license, benefit plan, agreement or other instrument or obligation to which the Parent, the Purchaser or any of the other Parent Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of the Company contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Parent, the Purchaser or any of the other Parent Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and
(iii) conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

         4.5. Financial Statements and Reports. (a) The Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act (collectively, the "Parent SEC Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Parent SEC Filings, at the time filed or subsequently amended by a Parent SEC Filing filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Filings filed after the date of this Agreement and prior to the Effective Time, (i) will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 4.7 hereof, no representation is made by the Parent or the Purchaser with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

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         (b) The consolidated balance sheets and the related consolidated statements of income, cash flow and changes in shareholder equity of the Parent and the Parent Subsidiaries (i) contained in the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and the Parent's Annual Report on Form 10-K for the year ended December 31, 2002 (collectively, the "Parent 2002-2003 Financial Statements"), and (ii) to be contained in Parent SEC Filings filed after the date hereof (collectively with the Parent 2002-2003 Financial Statements, the "Parent Financial Statements"), when filed (i) complied or will comply in all material respects as to form with the published rules and regulations of the SEC and (ii) presented or will present fairly the consolidated financial position of the Parent and the Parent Subsidiaries as of such date, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP.

         (c) The books and records of the Parent and its Subsidiaries have been prepared and maintained in form and substance adequate in all material respects for preparing the Parent's financial statements in accordance with GAAP.

         4.6. Absence of Material Adverse Change. Since December 31, 2002, except as reflected in the Parent 2002-2003 Financial Statements, there has not been a Parent Material Adverse Effect.

         4.7. Information in Proxy Statement/Prospectus, Registration Statement. The S-4 Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the S-4 Registration Statement. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to stockholders of the Company and shareholders of the Parent and at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         4.8. Undisclosed Liabilities. Except for liabilities or obligations reflected or reserved against in the Parent 2002-2003 Financial Statements, incurred in the ordinary course of business after September 30, 2003, none of the Parent or any of the Parent Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are required by GAAP to be so reflected or reserved against.

         4.9. Taxes. The Parent and the Parent Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns required to be filed, taking into account any extension of time to file granted to or obtained on behalf of the Parent and the Parent Subsidiaries. All material Taxes of the Parent and the Parent Subsidiaries required to be paid have been paid to the proper authorities, other than such Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with GAAP. For purposes of this Agreement, "Tax" or "Taxes" shall mean all United States federal, state or local or foreign taxes and any other applicable taxes, duties levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable tax law), and also including all interest penalties and additions imposed with respect to such amounts, and "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

         4.10. Litigation. Except for such matters as are not reasonably likely to result in a Parent Material Adverse Effect, there are no (i) actions, suits or proceedings or investigations pending or, to the knowledge of the Parent, threatened, or (ii) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Parent, applications, requests or motions therefor, against or affecting the assets, business, operations or financial condition of the Parent or the Parent Subsidiaries at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         4.11. Compliance with Laws. There are no violations or defaults by the Parent or any of the Parent Subsidiaries under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to them or any of their properties or their operations which are reasonably likely to have a Parent Material Adverse Effect.

         4.12. Finders and Investment Bankers. Except for Deutsche Bank Securities, Inc., no agent, investment banker, broker, finder, intermediary, or other Person acting on behalf of the Parent or any of the Parent Subsidiaries is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

         4.13. Disclosure. No representation or warranty by the Parent or the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Parent or the Purchaser which would reasonably be expected to have a Parent Material Adverse Effect which has not been set forth in the Parent SEC Filings or in this Agreement.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1. Conduct of the Business of the Company. Except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of the Parent:

         (a) amend its Certificate of Incorporation or By-Laws;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement existing as of the date hereof;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interest, or redeem or otherwise acquire any shares of its capital stock, except any distribution made by any of the Company Subsidiaries to the Company or any of the other Company Subsidiaries; or

         (d) merge with or into or consolidate with any other Person (other than between the Company Subsidiaries) or make any acquisition of all or any part of the assets or capital stock or business of any other Person except for tangible property acquired in the ordinary course of business.

         5.2. Conduct of the Business of Parent and the Purchaser. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries will take no action that could reasonably be deemed to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Parent nor any of the Parent Subsidiaries will, without the prior written consent of the Company:

         (a) amend the Articles of Incorporation or By-Laws of Parent in a manner which would materially adversely change the rights of holders of Parent Common Stock;

         (b) during the period in which the Parent Common Stock Value is being determined, pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of the Parent Subsidiaries to the Parent or any of the other Parent Subsidiaries; or

         (c) agree to do any of the foregoing.

         5.3. SEC Filings. All Company and Parent SEC filings filed after the date of this Agreement and prior to the Effective Time (i) will be timely filed and comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 3.5, with respect to the Company, and Section 4.7, with respect to Parent, no representation is made by the Company or Parent, as the case may be, with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

         5.4. Control of Company's Business. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1. Proxy Statement/Prospectus; S-4 Registration Statement. In connection with the solicitation of approval of this Agreement and the Merger by the Company's stockholders and the Parent's shareholders, the Company, the Parent and the Purchaser shall as promptly as practicable prepare and file with the SEC, a Registration Statement on Form S-4 (the "S-4 Registration Statement") relating to the Merger, this Agreement, and the issuance of Parent Common Stock and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the S-4 Registration Statement. The Company and the Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the S-4 Registration Statement. The Company and Parent each shall cause a definitive proxy statement to be mailed to its stockholders and shareholders respectively, at the earliest practicable date after the S-4 Registration Statement has been declared effective. Such definitive proxy statement shall also constitute a prospectus of Parent with respect to the Parent Common Stock to be issued in the Merger (such proxy statements and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on the S-4 Registration Statement for the purpose of registering under the Securities Act the Parent Common Stock to be issued pursuant to Section 2.1(a). The Parent shall use all commercially reasonable efforts to have the S-4 Registration Statement declared effective by the SEC. The Parent shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger to stockholders of the Company; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction. The Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested by Parent in connection with such action. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officer or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

         6.2. Access to Information. (a) Each party hereto will (i) give the other party hereto and its authorized representatives reasonable access during normal business hours to all offices and other facilities and to all books and records of such party and such party's subsidiaries, in order to permit such party to make such inspections as it may reasonably require and (ii) will furnish the other party with a copy of each report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Time, pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the other party and the other party's subsidiaries as such party may from time to time reasonably request.

         (b) Parent will furnish the Company with a copy of each publicly available report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Time, pursuant to the requirements of federal and state securities laws.

         6.3. Consents. (a) The Parent and the Company each shall use their commercially reasonable efforts to obtain all consents of third parties under the agreements of the Company or the Parent, as the case may be, obtain all material consents of governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement.

         (b) Each of the parties hereto agrees to furnish to each other party hereto such necessary information and commercially reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under any federal, state, local or foreign statute or regulations. Each of the parties shall (1) give the other party prompt notice of the commencement of any claim, action, suit or proceeding by or before any governmental entity with respect to the Merger or any of the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such claim, action, suit or pending or proceeding, and
(3) promptly inform the other party of any communication to or from any governmental entity regarding the Merger or the transactions contemplated by this Agreement. Each of the parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any claim, action, suit or proceeding by or before any governmental entity with respect to the Merger or any of the transactions contemplated by this Agreement. In addition, except as may be prohibited by any governmental entity or by any applicable federal, state, local or foreign laws, ordinances or regulations, in connection with any such claim, action, suit or proceeding, each of the parties will permit authorized representatives of the other party to be present, to the extent reasonably practicable, at each meeting or conference relating to any such claim, action, suit or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such claim, action, suit or proceeding.

         (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of the Parent Subsidiaries to dispose of any assets, or to commit to cause the Company or any of the Company Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of the Parent Subsidiaries to discontinue offering any product, or to commit to cause the Company or any of the Company Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of the Parent Subsidiaries to license or otherwise make available, to any persons, any technology, intellectual property, software or other intangible assets, or to commit to cause the Company or any of the Company Subsidiaries to license or otherwise make available to any person any technology, intellectual property, software or other intangible assets to the extent reasonably practicable; (iv) to hold separate or cause any of the Parent Subsidiaries to hold separate any assets or operations, or to commit to cause the Company or any of the Company Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of the Parent Subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or the future operations of the Company or any of the Parent Subsidiaries or Company Subsidiaries, if any of the actions described in (i)-(v) above would materially interfere with Parent's anticipated benefits from the transactions contemplated hereby or have a material adverse effect on Parent.

         6.4. Board Actions; Company Stockholder Meeting. (a) The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of its stockholders and, subject to Section 6.8 hereof, (i) the Board of Directors of the Company will recommend to the Company's stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Company's stockholders in connection herewith and use its commercially reasonable efforts to obtain the necessary approvals by the Company's stockholders of this Agreement and the transactions contemplated hereby; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of the adoption and approval of the Merger at the Company's Stockholder Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that Company's stockholders vote in favor of and adopt and approve the Merger, except as provided in Section 6.8.

         (b) As soon as reasonably practicable after the date of the Agreement, Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will convene the Company Stockholder Meeting, as promptly as practicable and in any event use its commercially reasonable efforts to convene such meeting within 45 days after the S-4 Registration Statement is declared effective by the SEC.

         6.5. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         6.6. Public Announcements. The Parent and the Company will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange in which case reasonable notice shall be given to the party not making such press release or other public announcement.

         6.7. Consent of the Purchaser and the Parent. (a) The Parent, as the sole stockholder of the Purchaser, by executing this Agreement consents to the execution and delivery of this Agreement by the Purchaser and the consummation of the Merger by the Purchaser and the other transactions contemplated hereby, and such consent shall be treated for all purposes as a vote duly cast at a meeting of the stockholders of the Purchaser held for such purpose.

         (b) Anything in this Agreement to the contrary notwithstanding, Parent, in its capacity as a stockholder of Company, shall have the right to vote the Shares that it owns or has the right to vote, at the Company Stockholder Meeting in its sole and absolute discretion (including, without limitation, voting some or all of such Shares for and/or against, and/or abstaining from voting with respect to, the approval of this Agreement and transactions contemplated hereby). Nothing in this Agreement shall be deemed to constitute the approval of this Agreement and the transactions contemplated hereby by the Parent in its capacity as a stockholder of the Company or to require that the Parent in its capacity as a stockholder of the Company vote for, against or abstain from voting with respect to the approval of this Agreement and the transactions contemplated hereby.

         6.8. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its, or the Company Subsidiaries', directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of it or any of the Company Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to a Company Takeover Proposal, or (iv) approve, endorse or recommend a Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time of the adoption of this Agreement by the Company's stockholders, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failing to do so would violate its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Company Takeover Proposal which is likely to lead to a Company Superior Proposal (as hereinafter defined) and which was not solicited by it and which did not otherwise result from a breach of this Section 6.8(a); (x) furnish information with respect to the Company and the Company Subsidiaries to any Person inquiring about or making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel); and (y) participate in discussions or negotiations regarding such Company Takeover Proposal; provided that prior to or at the time of furnishing any such information or entering into such discussions or negotiations, the Company shall: (1) inform Parent in writing as to the fact such information is to be provided, (2) furnish to Parent the identity of the recipient of such information and/or the potential acquirer and the terms of such Company Takeover Proposal and (3) furnish to or notify Parent of the availability of such written information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative of the Company or any of the Company Subsidiaries shall be deemed to constitute a breach of this Section 6.8(a) by the Company. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any Company Takeover Event. For purposes of this Agreement, "Company Takeover Event" means any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries), taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of any equity securities of the Company, or any sale, lease, exchange, transfer or license of assets, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary) whose business constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries taken as a whole.

         (b) Except as expressly permitted by this Section 6.8(b), the Board of Directors of the Company shall not (i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to the Parent and the Purchaser, its approval or recommendation of this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend any Company Takeover Proposal, unless
(x) such Company Takeover Proposal is a Company Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to comply with its fiduciary duties under applicable law, and (z) neither the Company nor any Company Subsidiary nor any representative of the Company or a Company Subsidiary shall have caused the Company Superior Proposal to be made in violation of Section 6.8(a). For purposes of this Agreement, the term "Company Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than two-thirds of the Shares then outstanding (including all of the Shares owned by Parent) or all or substantially all the assets of the Company, that the Board of Directors of the Company determines in good faith, after taking into account advice from its financial advisor, to be more favorable from a financial point of view to the Company and its stockholders than the Merger and which would breach the Board of Directors' fiduciary duty to not accept.

         (c) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required under applicable law; provided that the Company does not amend, withdraw or modify, or propose to amend, withdraw or modify, its position with respect to the Merger, or approve, recommend or propose publicly to approve or recommend a Company Takeover Proposal, unless the Company and the Board of Directors has complied with the provisions of Section 6.8(b).

         (d) Anything in this Agreement to the contrary notwithstanding, except as expressly permitted by Section 6.8(b) in the case of a Company Superior Proposal, the Company shall submit this Agreement for approval to the stockholders of the Company at the Company Stockholder Meeting whether or not the Board of Directors determines at any time subsequent to the date hereof that the Agreement is no longer advisable and recommends that the stockholders reject it.

         6.9. Indemnification. (a) For a period of six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law as of the Effective Time and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Certificate of Incorporation and the By-Laws of the Company in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to payment and advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. In the event of any dispute as to indemnification provided for herein which cannot be resolved within 30 days, the parties agree that the resolution of such dispute shall be made by independent counsel jointly selected by the Indemnified Party and the Parent. Prior to Closing, Parent shall enter into an indemnification agreement with each of the directors of the Company (other than directors who are also employees of the Company) providing for the indemnification contemplated by this Section, in form and substance reasonably acceptable to the Parent and such directors ("Indemnification Agreements"). The form of the Indemnification Agreements shall be agreed to prior to the date of the filing of the S-4 Registration Statement with the SEC.

         (b) For not less than six years after the Effective Time, the Parent and the Purchaser shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, with coverage of at least $10.0 million and on other terms and conditions no less favorable to such directors and officers than those in effect on the date hereof, which insurance shall cover the actions of the directors and officers with respect to the consideration and approval of the transactions and filings contemplated by this Agreement and the Merger.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.9(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (i) the Parent shall retain counsel satisfactory to the Parent, the Indemnified Party and the insurer under any applicable directors' and officers' liability insurance, (ii) the Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, and (iii) the Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Company shall be liable for any settlement of any claims effected without its written consent, which consent, however, shall not be unreasonably withheld; and provided, further, that neither Parent nor Company shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action unless in the reasonable judgment of counsel to such Indemnified Party a conflict of interest exists between such Indemnified Party and any other Indemnified Parties with respect to any claims as determined by Rule 1.7(b) of the ABA Model Rules of Professional conduct. The omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Parent and the Parent is materially damaged as a result of such failure to give notice. The Parent and the Indemnified Party shall cooperate in the defense of any action or claim subject to this Section 6.9, including but not limited to furnishing all available documentary or other evidence as is reasonably requested by the other.

         (d) This Section 6.9 is intended for the benefit of the Indemnified Parties whether or not parties to this Agreement and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. Subject to appropriate reimbursement assurances, Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys fees, that may be incurred by any Indemnified Party in enforcing the provisions of this
Section 6.9. The rights of the Indemnified Parties under this Section 6.9 are in addition to and not in limitation of any rights such Indemnified Parties may have under the Company's Certificate of Incorporation, by-laws, under any agreement, under the DGCL, or otherwise.

         (e) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assumes all of the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.9.

         6.10. Employee Benefits and Communication. The Parent shall maintain or caused to be maintained for the benefit of each employee of the Parent or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time employee benefit plans and programs that provide such employee with benefits, rights and entitlements which are comparable to similarly situated employees of the Parent. Following the Effective Time, Parent shall cause the Surviving Company to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between the Company and any of the Company Subsidiaries and any officer, director or employee thereof. After the date hereof, Parent and the Company shall establish a mechanism reasonably acceptable to each by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with Company employees regarding employee-related matters after the Effective Time.

         6.11. Tax Covenants. Whether before or after the Effective Time, neither the Parent nor the Company shall take (or permit any of their Affiliates to take) any action that could reasonably be expected to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parent and the Company shall use its respective commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to cause its respective officers to furnish such customary and appropriate representations to Blank Rome LLP ("Parent's Counsel") and Winston & Strawn LLP ("Company's Counsel") as may be reasonably requested to enable such counsel to deliver the opinions described in Sections 7.2(c) and 7.3(c).

         6.12. Section 16b-3. Prior to the Effective Time, Parent and the Company shall take such steps as may be required to cause any dispositions of capital stock of Parent and the Company (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 of the 1934 Act.

         6.13. Rule 145. Parent and the Company shall cooperate and use their commercially reasonable efforts to identify those persons who may be deemed to be "Affiliates" of Parent or Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act. Parent and the Company shall use their respective commercially reasonable efforts to cause each person so identified to deliver to Parent, no later than 15 days prior to the Effective Time, a written agreement in form and substance reasonably satisfactory to Parent with respect to the resale of Parent Common Stock.

         6.14. Board Actions; Parent Shareholder Meeting. (a) The Board of Directors of the Parent has determined that the Merger is advisable and in the best interests of its shareholders. The Board of Directors of the Parent will recommend to the Parent's shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Parent's shareholders in connection herewith and use its commercially reasonable efforts to obtain the necessary approvals by the Parent's shareholders of this Agreement and the transactions contemplated hereby.

         (b) As soon as reasonably practicable after the date of the Agreement, Parent shall duly call, give notice of, convene and hold the Parent Shareholder Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Parent will convene the Parent Shareholder Meeting, as promptly as practicable and in any event use its commercially reasonable efforts to convene such meeting within 45 days after the S-4 Registration Statement is declared effective by the SEC.

                                  ARTICLE VII

                               CLOSING CONDITIONS

         7.1. Conditions to the Obligations of the Parent, the Purchaser and the Company. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

         (b) This Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Common Stock in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL.

         (c) The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger. No order suspending trading of Parent Common Stock on the NASDAQ National Market shall have been issued or pending for that purpose.

         7.2. Conditions to the Obligations of the Parent and the Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions.

         (a) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect.

         (b) The Company shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date. The Company shall deliver to Parent a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.2.

         (c) Parent shall have received from Parent's Counsel an opinion in substantially the form attached hereto as Annex V, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Parent's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

         (d) There shall not be pending any action, suit or proceeding by a governmental entity (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking material monetary damages from the Parent, the Company or any of the Parent or Company Subsidiary; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (d) which would materially and adversely affect the right of Parent, the Company or any Parent or Company Subsidiary to own the assets or operate the business of the Company after the Effective Time; provided that Parent shall use reasonable efforts to resolve such matters.

         (e) There shall not be pending any actions, suits or proceeding: (i) which individually or in the aggregate, taking into account the totality of the facts and circumstance and the probability of an adverse judgment, are reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect and (ii) which (A) challenges or seeks to restrain or prohibit the consummation of the Merger; (B) relates to the Merger and seeks to obtain from Parent or any of its subsidiaries damages; (C) seeks to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (D) affects adversely the right of Parent, the Company or any subsidiary of Parent to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Parent, such damages shall be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder.

         (f) Since the date hereof, there shall not have been a Company Material Adverse Effect.

         (g) This Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Parent Common Stock in accordance with the Articles of Incorporation and By-Laws of the Parent, the Pennsylvania Business Corporation Law and any applicable Nasdaq Marketplace Rules.

         7.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

         (a) The representations and warranties of the Parent and the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and the representations and warranties of the Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

         (b) The Parent and the Purchaser shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Parent and the Purchaser prior to or on the Closing Date. The Parent shall deliver to Company a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.3.

         (c) Company shall have received from Company's Counsel an opinion in substantially the form attached hereto as Annex VI, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Company's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

         (d) The shares of Parent Common Stock that will be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market.

         (e) There shall not be pending any action, suit or proceeding by a governmental entity (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking material monetary damages from the Parent, the Company or any of the Parent or Company Subsidiary; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (d) which would materially and adversely affect the right of Parent, the Company or any Parent or Company Subsidiary to own the assets or operate the business of the Company after the Effective Time; provided, however, that Company shall have been deemed to waive the condition set forth in this Section 7.3(e) if (i) Parent obtains written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, that the carrier of directors' and officers' liability insurance policy required by Section 6.9(b) has accepted coverage of the directors of the Company with respect to any such action, suit or proceeding or (ii) Parent provides written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, of its obligation to indemnify the directors of the Company with respect to any such action, suit or proceeding.

         (f) There shall not be pending any actions, suits or proceeding: (i) which individually or in the aggregate, taking into account the totality of the facts and circumstance and the probability of an adverse judgment, are reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect and (ii) which (A) challenges or seeks to restrain or prohibit the consummation of the Merger; (B) relates to the Merger and seeks to obtain from Parent or any of its subsidiaries damages; (C) seeks to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (D) affects adversely the right of Parent, the Company or any subsidiary of Parent to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Parent, such damages shall be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder; and provided further, however, that Company shall have been deemed to waive the condition set forth in this Section 7.3(f) if (i) Parent obtains written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, that the carrier of directors' and officers' liability insurance policy required by
Section 6.9(b) has accepted coverage of the directors of the Company with respect to any such action, suit or proceeding or (ii) Parent provides written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, of its obligation to indemnify the directors of the Company with respect to any such action, suit or proceeding.

         (g) The Parent shall have delivered to each of respective directors of the Company the Indemnification Agreements required by Section 6.9(a), duly executed by the Parent.

                                  ARTICLE VIII

                                     CLOSING

         8.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VII. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         8.2. Filings at the Closing. At the Closing, the Parent, the Purchaser and the Company shall cause the Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be filed and recorded with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251 of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

         9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

         (a) by mutual written consent duly authorized by of the Board of Directors of the Parent and the Board of Directors of the Company;

         (b) by either the Parent or the Company if the Merger shall not have been consummated on or before June 30, 2004; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under or breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

         (c) by either the Parent or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

         (d) by either the Parent or the Company, if the approval of the Merger by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

         (e) by the Company:

         (i) upon the breach of any representation, warranty, covenant or other agreement of Parent contained in this Agreement, or if any representation or warranty of Parent shall be or shall have become inaccurate, in either case such that Parent fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 7.3(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate or, if capable of being cured, at the end of such cure period; or

         (ii) if the Parent Company Stock Value is less than $21.50 and Parent has not elected to adjust the Exchange Ratio pursuant to Section 2.1(a)(ii) hereof.

         (f) By Parent:

         (i) upon the breach of any representation, warranty, covenant or other agreement of the Company contained in this Agreement, or if any representation or warranty of the Company shall be or shall become inaccurate, in either case such that the Company fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in
Section 7.2(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate, or, if capable of being cured, at the end of such cure period;

         (ii) if (a) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Merger; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Merger;
(c) the Company shall have entered into any Company Acquisition Agreement; or
(d) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its stockholders and, if applicable, optionholders, within the required time in accordance with applicable SEC rules after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

         (iii) if the approval of the Merger by the shareholders of the Parent shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

         9.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 9.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided that any termination shall be without prejudice to the rights of any party hereto arising out of any breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in Sections 3.7, 4.12, 9.2,
10.6 and 10.8 shall in any event survive any termination.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

         10.2. Waiver of Compliance; Consents. Any failure of the Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section
10.2. The Purchaser hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

         10.3. Survival of Warranties. Each and every representation and warranty made in this Agreement shall survive the date of this Agreement but shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 9.1. This Section 10.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by email, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a) if to the Parent or the Purchaser, to

                                NCO Group, Inc.
                                507 Prudential Road
                                Horsham, PA 19044
                                Email:  paul.weitzel@ncogroup.com
                                Fax:  215-441-3908
                                Attention: Paul E. Weitzel, Jr.

                       with copies to

                                NCO Group, Inc.
                                507 Prudential Road
                                Horsham, PA 19044
                                Email:  josh.gindin@ncogroup.com
                                Fax:  215-441-3929
                                Attention: Joshua Gindin


                                Blank Rome LLP
                                One Logan Square
                                Philadelphia, PA  19103
                                Email:  dehel@blankrome.com
                                Fax: 215-832-5532
                                Attention: Francis E. Dehel, Esquire

         (b) if to the Company, to


                                 NCO Portfolio Management
                                 1705 Whitehead Road
                                 Baltimore, MD 21207
                                 Email:  rick.palmer@ncogroup.com
                                 Fax:  410-594-9620
                                 Attention: Richard F. Palmer

                        with a copy to

                                 Winston & Strawn LLP
                                 200 Park Avenue
                                 New York, New York 10166-4193
                                 Email: dkroenlein@winston.com
                                 Fax: 212-294-4700
                                 Attention: David F. Kroenlein, Esquire

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy and (z) when the addressor receives e-mail delivery confirmation, if sent by e-mail.

         10.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for Section 6.9, which is intended for the benefit of the Company's directors, officers, employees and agents, and Section 6.11, which is intended for the benefit of the Company's stockholders, this Agreement is not intended to confer upon any other Person except the parties any rights or remedies under or by reason of this Agreement.

         10.6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent; provided, however, that if this Agreement is terminated due to the failure to satisfy the conditions set forth in Section 7.2(d) or (e) or pursuant to Section 9.1(c) or 9.1(f)(i) or (ii), Company shall bear and pay its own costs and expenses.

         10.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, as provided in Section 10.13, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.8. Governing Law. This Agreement, and all matters arising out of or related to this Agreement, shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Pennsylvania, without giving effect to the conflict of laws rules thereof to the extent such rules would permit the application of the laws of another jurisdiction.

         10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         10.11. Entire Agreement. This Agreement, including the Annexes hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         10.12. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         10.13. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.4 and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

         10.14. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Except as set forth herein, exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

         10.15. Reliance by Parent and Purchaser. Notwithstanding the right of Parent and Purchaser to investigate the business, assets and financial condition of the Company and the Company Subsidiaries, and notwithstanding any knowledge obtained or obtainable by Parent and Purchaser as a result of such investigation, Parent and Purchaser have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Company in this Agreement or pursuant hereto.

         10.16. Tax Disclosure. Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transaction described in this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transaction described in this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the date hereof. Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party's ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction described in this Agreement. Except as otherwise required by law, any such disclosure as to tax structure or tax treatment shall be made in a manner that preserves confidentiality as to the parties and their business operations and any other non-tax related proprietary information with respect thereto.



     [remainder of page intentionally left blank - signature page to follow]

                  IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


PARENT:                   NCO GROUP, INC.


                                   By:
                                            ------------------------------------
                                   Name:
                                            ------------------------------------
                                   Title:
                                            ------------------------------------


PURCHASER:                NCPM ACQUISITION CORPORATION

                                   By:
                                            ------------------------------------
                                   Name:
                                            ------------------------------------
                                   Title:
                                            ------------------------------------


THE COMPANY               NCO PORTFOLIO MANAGEMENT, INC.


                                   By:
                                            ------------------------------------
                                   Name:
                                            ------------------------------------
                                   Title:
                                            ------------------------------------

                                     ANNEX I

                                  DEFINED TERMS


         DGCL : as defined in Section 1.1(a).

         Certificate of Merger:  as defined in Section 1.5.

         Certificates:  as defined in Section 2.5(b).

         Closing:  as defined in Section 8.1.

         Closing Date:  as defined in Section 8.1.

         Code:  as defined in the second recital of this Agreement.

         Common Stock:  as defined in Section 2.1(a).

         Company:  as defined in the first paragraph of this Agreement.

         Company Acquisition Agreement:  as defined in Section 6.8(a).

         Company Material Adverse Effect: means a Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole.

         Company Option Plan:  as defined in Section 2.6.

         Company Preferred Stock:  as defined in Section 3.2(a).

         Company SEC Filings: means all SEC filings of forms, reports and documents made by the Company since March 1, 2001 including all exhibits; thereto (whether actually filed with such filings or incorporated by reference into such Company SEC Filings.

         Company Stockholder Meeting: the annual or special meeting of the stockholders of the Company to be held to vote on the approval of this Agreement and the transactions contemplated hereby.

         Company Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the Company or any limited partnership of which the Company or any Company Subsidiary is the general partner or the ownership of 50% or more of a limited partnership interest.

         Company Superior Proposal: as defined in Section 6.8(b).

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         Company Takeover Event:  as defined in Section 6.8(a).

         Company Takeover Proposal:  as defined in Section 6.8(a).

         Company's Counsel:  as defined in Section 6.11.

         Director Options: as defined in Section 2.6.

         Effective Time:  as defined in Section 1.5.

         Exchange Act:  as defined in Section 3.4.

         Exchange Agent:  as defined in Section 2.5(a).

         Exchange Fund:  as defined in Section 2.5(a).

         Exchange Ratio: as defined in Section 2.1(a)

         GAAP: shall mean generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered. In no event shall the consistent application of the historical accounting policies used by the Company have priority over GAAP, regardless of materiality.

         Indemnification Agreement:  as defined in Section 6.9(a).

         Indemnified Parties:  as defined in Section 6.9(a).

         Material Adverse Effect: an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the entity and such entity's subsidiaries if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the entity and such entity's subsidiaries, taken as a whole, or (ii) the ability of an entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that in determining whether there has been a Material Adverse Effect, (a) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which the entity and entity subsidiaries do business which conditions do not affect the entity and any entity subsidiaries in a materially disproportionate manner; (b) any change in the market price or trading volume of the Company's stock after the date hereof; (c) any adverse change, effect, event, occurrence, state of facts or developments resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (d) with respect to the Company only, the taking of any action by the Parent or any of the Parent's Subsidiaries, or the taking of any action approved or consented to by the Parent, shall be disregarded.



                                       33
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         Merger:  as defined in the first recital of this Agreement.

         Merger Consideration:  as defined in Section 2.1(a).

         Options:  as defined in Section 2.6.

         Parent:  as defined in the first paragraph of this Agreement.

         Parent Common Stock:  as defined in Section 2.1(a).

         Parent Common Stock Value: means the mean average of the closing sale prices for Parent Common Stock as quoted in the Nasdaq National Market System, as reported by The Wall Street Journal, for the ten trading day period ending on the second trading day next preceding the Closing Date.

         Parent Financial Statements: as defined in Section 4.5(b).

         Parent 2002-2003 Financial Statements: as defined in Section 4.5(b).

         Parent Material Adverse Effect: means a Material Adverse Effect with respect to the Parent and the Parent Subsidiaries, taken as a whole.

         Parent SEC Filings:  as defined in Section 4.5(a).

         Parent Shareholder Meeting: the annual or special meeting of the shareholders of the Parent to be held to vote on the approval of this Agreement and the transactions contemplated hereby.

         Parent Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by Parent.

         Parent's Counsel:  as defined in Section 6.11.

         Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

         Plan Options:  as defined in Section 2.6.

         Proxy Statement/Prospectus:  as defined in Section 6.1.

         Purchaser:  as defined in the first paragraph of this Agreement.

         Purchaser Common Stock:  as defined in Section 2.4.

         S-4 Registration Statement:  as defined in Section 6.1.

         Securities Act:  as defined in Section 3.4.

         SEC: means the Securities and Exchange Commission.

         Shares:  as defined in Section 2.1(a).

         Surviving Corporation:  as defined in Section 1.1(a).

         Surviving Corporation Common Stock:  as defined in Section 2.4.

         Tax or Taxes:  as defined in Section 4.9.



                                       35
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                          AGREEMENT AND PLAN OF MERGER


                                TABLE OF CONTENTS

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
ARTICLE I  THE MERGER....................................................................................1

         1.1.     The Merger.............................................................................1

         1.2.     Certificate of Incorporation...........................................................1

         1.3.     By-Laws................................................................................1

         1.4.     Directors and Officers.................................................................2

         1.5.     Effective Time.........................................................................2


ARTICLE II  CONVERSION OF SHARES.........................................................................2

         2.1.     Company Common Stock...................................................................2

         2.2.     Fractional Interests...................................................................3

         2.3.     Anti-Dilution Provisions...............................................................3

         2.4.     Purchaser Common Stock.................................................................3

         2.5.     Exchange of Shares.....................................................................3

         2.6.     Employee Stock Options.................................................................5


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................5

         3.1.     Organization...........................................................................5

         3.2.     Capitalization.........................................................................6

         3.3.     Authorization of this Agreement........................................................6

         3.4.     Consents and Approvals; No Violation...................................................6

         3.5.     Information in Proxy Statement/Prospectus, Registration Statement......................7

         3.6.     Opinion of Financial Advisor...........................................................7

         3.7.     Finders and Brokers....................................................................7

         3.8.     Disclosure.............................................................................7


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER...............................8

         4.1.     Organization...........................................................................8

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         4.2.     Capitalization.........................................................................8

         4.3.     Authorization of this Agreement........................................................8

         4.4.     Consents and Approvals; No Violation...................................................9

         4.5.     Financial Statements and Reports.......................................................9

         4.6.     Absence of Material Adverse Change....................................................10

         4.7.     Information in Proxy Statement/Prospectus, Registration Statement.....................10

         4.8.     Undisclosed Liabilities...............................................................10

         4.9.     Taxes.................................................................................11

         4.10.    Litigation............................................................................11

         4.11.    Compliance with Laws..................................................................11

         4.12.    Finders and Investment Bankers........................................................11

         4.13.    Disclosure............................................................................11


ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER.......................................................12

         5.1.     Conduct of the Business of the Company................................................12

         5.2.     Conduct of the Business of Parent and the Purchaser...................................12

         5.3.     SEC Filings...........................................................................13

         5.4.     Control of Company's Business.........................................................13


ARTICLE VI  ADDITIONAL AGREEMENTS.......................................................................13

         6.1.     Proxy Statement/Prospectus; S-4 Registration Statement................................13

         6.2.     Access to Information.................................................................14

         6.3.     Consents..............................................................................14

         6.4.     Board Actions; Company Stockholder Meeting............................................15

         6.5.     Commercially Reasonable Efforts.......................................................15

         6.6.     Public Announcements..................................................................16

         6.7.     Consent of the Purchaser and the Parent...............................................16

         6.8.     No Solicitation.......................................................................16

         6.9.     Indemnification.......................................................................18

         6.10.    Employee Benefits and Communication...................................................19

         6.11.    Tax Covenants.........................................................................20

         6.12.    Section 16b-3.........................................................................20

         6.13.    Rule 145..............................................................................20


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         6.14.    Board Actions; Parent Shareholder Meeting.............................................20


ARTICLE VII  CLOSING CONDITIONS.........................................................................21

         7.1.     Conditions to the Obligations of the Parent, the Purchaser and the Company............21

         7.2.     Conditions to the Obligations of the Parent and the Purchaser.........................21

         7.3.     Conditions to the Obligations of the Company..........................................23


ARTICLE VIII  CLOSING...................................................................................24

         8.1.     Time and Place........................................................................24

         8.2.     Filings at the Closing................................................................24


ARTICLE IX  TERMINATION AND ABANDONMENT.................................................................25

         9.1.     Termination...........................................................................25

         9.2.     Procedure and Effect of Termination...................................................26


ARTICLE X  MISCELLANEOUS................................................................................26

         10.1.    Amendment and Modification............................................................26

         10.2.    Waiver of Compliance; Consents........................................................27

         10.3.    Survival of Warranties................................................................27

         10.4.    Notices...............................................................................27

         10.5.    Assignment; Parties in Interest.......................................................28

         10.6.    Expenses..............................................................................28

         10.7.    Specific Performance..................................................................29

         10.8.    Governing Law.........................................................................29

         10.9.    Counterparts..........................................................................29

         10.10.   Interpretation........................................................................29

         10.11.   Entire Agreement......................................................................29

         10.12.   Severability..........................................................................29

         10.13.   Jurisdiction and Process..............................................................29

         10.14.   Interpretation of Representations.....................................................29

         10.15.   Reliance by Parent and Purchaser......................................................30

         10.16.   Tax Disclosure........................................................................30


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

ANNEX I:          Defined Terms
ANNEX III:        Form of Parent Tax Certificate
ANNEX IV:         Form of Company Tax Certificate
ANNEX V:          Form of Tax Opinion from Parent's Counsel
ANNEX VI:         Form of Tax Opinion from Company's Counsel


                                       iv

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================================================================================











                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                NCO GROUP, INC.,

                          NCPM ACQUISITION CORPORATION

                                       AND

                         NCO PORTFOLIO MANAGEMENT, INC.



                          Dated as of December 12, 2003














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